Exhibit 10.5

Certification of Loan Agreement with Subordinated Debt

(1) Amount of Loan	￥200,000,000
(2) Use of Loan	Long-term Working Capital
(3) Payment Schedule	7/31/2023
(4) Redemption Method	Bullet Repayment
(5) Interest Rate	Annual Rate 4.25% However, interest rate that starts on 22 June 2019 is stipulated in Article 19 of the Capital Loan Agreement
(6) Interest Payment Method and Schedule	The initial interest payment is to be 31 July 2018. The payment hereafter shall be implemented before the end of every month. Additionally, it is to be deferred payment.
(7) Other Contract Terms

Yoshitsu Co., Ltd (hereinafter referred to as the “Client”) borrowed a specific amount of loan from Japan Finance Corporation (hereinafter referred to as the “Bank”) on the conditions prescribed in the previous document.

As a proof of the conclusion of this contract, a copy of this document will be prepared. The Bank keeps the original contract, the Client keeps the copy.

June 22, 2018

A：Otemachi 1-9-4,Chiyoda-Ku,Tokyo

Japan Finance Corporation

Senju Nakacho 41-1,Adachi-Ku,Tokyo

Senju branch of Japan Finance Corporation

Manager: /s/ Isono Kazuhiko

B: Sato Bld 1F, Kameido 2-44-10,Tokyo 1360071

Yoshitsu Co., Ltd

President: /s/ Kanayama Mei

Capital Loan Agreement　(Special Provisions)

(Loan)

Article 1

(1) The Client deposits the amount of Loan prescribed in the previous document in the Bank.

(2) The Bank lend the Loan which defined in the Use of Loan Document to the Client.

(3) The Client receive the Loan by showing checks to the Bank. The Bank is not responsible for the loss happened in lending progress, as long as the check is the same thing with the sample which the Bank keeps.

(4) The Client shall not transfer the recipient right which is a right to receive the Loan from the Bank to anyone else.

(5) There is no interest on the Loan deposited in the Bank.

(6) The Client agrees that in case in the event an order or notice of attachment, whether provisional, preservative or otherwise, is dispatched to the Bank at any time with respect to the client’s Loan with the Bank, any and all amounts which the Client may then owe the Bank shall immediately become due and payable by acceleration.

(Prepayment)

Article 2

(1)	The Client does not pay off all or part of the debts before the deadline without the consent of the Bank.

(2)	In the event the Client make a prepayment with the Bank approval, the commission shall be paid to the Bank immediately.

(3)	In the event a third party make a prepayment, the regulations mentioned in Article 2 (1) and (2) shall be complied with.

(prevention of Antisocial Forces)

Article 2-2

(1)	The Client hereby declares that it does not fall under any of the categories of an organized crime group, a member of an organized crime group, a person for whom five years have not elapsed since the time the person ceased to be a member of an organized crime group, an associate of an organized crime group, a company affiliated with an organized crime group, a corporate racketeer, etc., a hoodlum disguised as a supporter of a social movement, etc., or white-collar crime group, etc., or any other person/entity similar to any of the above (hereinafter collectively referred to as “organized crime Group Member, etc.”), or falls under any of the following categories, at present and assures the same into the future :

(ⅰ) an entity that has a recognizable relationship with an Organized Crime Group Member, etc., in which the management of the entity is controlled by the Organized Crime Group Member, etc.;

(ⅱ) an entity that has a recognizable relationship with an Organized Crime Group

Member, etc., in which the organized crime Group Member, etc., is substantially involved in the management of the entity;

(ⅲ) an entity or person that has a recognizable relationship with an Organized Crime Group Member, etc., in which the entity or person wrongfully uses an Organized Crime Group Member, etc., for such purposes as unfairly benefiting the entity or Person itself, the entity’s or the person’s own company or a third party, or causing damage to a third party;

(ⅳ) an entity or person that has a recognizable relationship with an Organized Crime Group Member, etc., in which the entity or person provides funds, etc. or other benefits to the Organized Crime Group Member, etc.; or

(ⅴ) an entity of which a board member, etc. or any other person who is substantially involved in the management of the entity has a socially condemnable relationship with an Organized Crime Group Member, etc.

(2)	The Client hereby assures that it will not perform any of the following acts by itself or by using a third party:

(ⅰ) act of making demands in a violent manner ;

(ⅱ) act of making unreasonable demands beyond the legal responsibility of　the demanded party;

(iii) act of using threatening language/behavior or using violence in relation to transactions;

(iv) act of discrediting the Bank or disrupting the Bank’s operations by spreading rumors, using fraudulent means or force; or

(V) any other activities similar to any of the above.

(3) The Bank may be exempted from liability or responsibility regarding any and damages of the Client caused by application of Article 3 (ⅴ). The Client agrees that any and all damage to the Bank caused by application of Article 3 (ⅴ) shall always rest on the Client.

(Events of Default and Acceleration)

Article 3

(1)	The Client agrees that in case where any of the following events occurs at any time with respect to the Client, any and all amounts which the Client may then owe the Bank shall immediately become due and payable by acceleration without any notice or demand from the Bank, which notice or demand the Client hereby irrevocably waives, and the Client shall promptly pay the same to the Bank :

(ⅰ) ln the event the Client suspends payment in a petition for the Client’s bankruptcy, civil rehabilitation, cooperate reorganization or special liquidation is filed by or against the Client;

(ⅱ) ln the event the Client suspends payment in general;

(ⅲ) ln the event the Client is disqualified by any clearing house (tegata koukanjo) or by an electronic monetary claim recording institution equivalent to it to deal in or with notes or bills, or electronically recorded monetary claims through banking institutions; and

(ⅳ) The Client still further agrees that in the event any of the notices or demands mentioned above given or made to make any amount owed by the Client to the Bank immediately due and payable by acceleration is delayed in delivery or fails to reach its intended recipient due to any fault on the Client’s part including but not limited to its failure to inform the Bank of its new address in a timely manner, such amount shall become immediately due and payable by acceleration when such notice or demand would have reached its intended recipient in the ordinary course of mail.

(2)	The Client agrees that in case where any of the following events occurs at any time with respect to the Client, any and all amounts which the Client may then owe the Bank shall immediately become due and payable by acceleration with a notice or demand from the Bank, which notice or demand the Client hereby irrevocably waives, and the Client shall promptly pay the same to the Bank:

(ⅰ) the Client use the loan in situations which violated the regulations in Article 4, or hasn’t used the loan for a long term;

(ⅱ) the Client does not repay this loan obligation, any incidental obligations, or any other obligations to A on the due date;

(ⅲ) the Client doesn’t comply with the terms in this Capital Loan Agreement, or the demands of the Bank;

(ⅲ-②) the Client meets the conditions stipulated in Article 2 (ⅱ);

(ⅳ) the Client makes a false offer or report to the Bank, or fails to offer or report the necessary facts before borrowing or paying off all the borrowed debt;

(ⅴ)　the Client falls under any of the categories mentioned in Article 2 (1), or performs any of the acts mentioned in Article 2 (2), or is found to have made a false statement in connection with any declaration/assurance under Article 2 (2);

(ⅵ) an order or notice of attachment, whether provisional, preservative or otherwise, is dispatched to the Bank at any time with respect to any of the Client’s deposits with the Bank and/or any amount which the Bank then owes the Client, or at the time of death or dissolution of the Client.

(ⅶ) the Client violates the regulations regarding Article 11 to Article 14.

(ⅷ) the Management Improvement Plan of Article 21 could not be achieved without a reasonable reason.

(ⅸ) the Bank has reasons to believe that it is otherwise compelled to declare such acceleration for the Protection of any of the claims, rights and interests which it may have against the Client.

(Use of Loan)

Article 4

(1) The Client shall use the Loan exclusively for the purpose mentioned in the previous document at the beginning of this Agreement and the Use of Loan Document.

(2)　The Client shall not use the Loan in the following cases:

(ⅰ) in the event the use is not related or not directly related to the Client’s business;

(ⅱ) in the event the use is to repay some other debts;

(ⅲ) in the event the use is to lend to a third party or to make speculative trading.

(3)	The Client shall clarify the purpose of use clearly in accounting.

(Market Interest)

Article 5

The rate of interest under or with respect to any banking transaction between the Client and the Bank and the method and/or date(s) of payment, and the Client shall raise no objections to such application.

(Late Payment Penalty)

Article 6

The Client agrees that in the event it fails to pay the Bank any amount which it owes the Bank on the due date, the client shall Pay the Bank default interest on the overdue amount, which default interest shall accrue at the rate of 8.9% per annum based on actual days elapsed until full Payment by the client of the overdue amount, except there is a consent from the bank.

(Unsecured Special Terms)

Article 7

(1)	This debt is not including in the Client’s revolving mortgages. New revolving mortgages will be set neither.

(2)	Both the Bank and the Client assures that there is not any third party’s guarantee. The Client shall not entrust the debt to a third party.

(Subordinated Special Terms)

Article 8

In case the Client goes bankrupt, the repayment for this Loan shall be later than other debts.

(Order of Application designated by the Bank)

Article 9

In the event it is found at the time of any payment by the Client or any setoff or deduction that any sum paid by the Client or the then credit balance of its account with the Bank, as the case may be, is insufficient to fully pay off any and all amounts which the Client owes the Bank, the Bank may apply such sum or credit balance for the payment of such amounts or any portion thereof in such application order as it may consider appropriate under the circumstances, and the Client shall raise no objections whatsoever to such application.

(Transfer of Receivables)

Article　10

The Client shall raise no objections to the case that the Bank transfer the receivables to any other third party.

(Representations and Warranties)

Article 11

The Client represents and warrants to the Bank as follows:

(ⅰ) the conclusion and implement of this Agreement shall respect all procedures stipulated in the Companies Act and all other laws and regulations, the Articles of Incorporation of the Client and other internal provisions properly. The contractual restrictions with any person shall not be violated.

(ⅱ) the contents of the documents and reports submitted to the Bank are true and accurate.

(Notifications and Reports)

Article 12

(1)	The Client agrees that when there arises any change in any of the matters previously registered or notified to or with the Bank hereunder including but not limited to the Client’s authori2ed seal or signature, name, corporate name, the name of the Client’s representative officer or any of the Client’s authorized signatories and the Client’s address, the Client shall Promptly notify the Bank of such change in writing.

(2)	If any of the following items apply, the Client shall promptly report to the Bank.

(ⅰ) When there is a risk of significant changes in the status of the Client’s assets or business.

(ⅱ) When receiving instructions from the Bank.

(3)	If any notice or other communication issued or sent by the Bank hereunder to the Client shall have been delayed in delivery or failed to reach it because of any failure on the Client’s part including but not limited to its failure to notify the Bank of any such change in a timely manner, the same shall nevertheless be deemed to have reached the Client at the time when the same would have otherwise reached in the ordinary course of mail.

(Reporting and Investigations)

Article 13

(1)	The Client shall submit the following documents to the Bank with 3 months after the end of every fiscal year: Balance Sheet, Profit and Loss Statement, Business Report, Statement of changes in shareholders’ equity, etc. and Annex, Tax Return Application.

(2)	The Client shall prepare the relevant documents necessary for the Bank to judge the business conditions and report them quarterly. If the Bank deems it necessary, a cash schedule, and a financial institution transaction status table will be reported quarterly either.

(3)	If the Bank deems it necessary, the Bank shall be able to enter the Client’s office, factory, business establishment, and other necessary places to investigate the business status document books and other necessary matters, and in this case, the Client shall provide convenience to the Bank.

(Compliance)

Article 14

The Client pledge to respect the following terms:

(ⅰ) The Client shall create and maintain accounting books, etc. that accurately describe transactions, assets, liabilities, etc. in accordance with the Companies Act and other laws and regulations and fair accounting practices.

(ⅱ) If the Client’s business performance continued to be judged as category C of Article 18-2 for either 2 or 3 years, the Bank shall direct the Client to make management improvement in each case, and the Client shall work on management improvement stipulated in Article 21.

(Cost)

Article 15

(1)	The Client shall bear all costs related to the Loan.

(2)	If then Bank made any advance payment for preparation of notarial deed or a debt protection which commissioned by the Client, then the Client shall pay the Bank the amount of the advance payment with interest accrue at the rate of 8.9% per annum based in a year of 365 days.

(Calculation of Interest)

Article 16

Irrespective of regular year of leap year, interest shall be calculated using the formula shown on the right.

(Preparation of Notarial Deed)

Article 17

If the Bank so demands, the Client shall forthwith make necessary arrangement to prepare a notarial deed authorizing compulsory execution regarding obligations under this Agreement.

(Sincerity Consultation)

Article 18

If there is any matter not stipulated in this Agreement or any doubt regarding the interpretation of this Agreement, the Bank and the Client will resolve it with sincerity consultation.

(Business Performance and Success judgment classification)

Article 18-2

Business Performance	Success Judgment Classification
Total capital used Ordinary income before depreciation is over 5%	A
Total capital used Ordinary income before depreciation is more than 0% but less than 5%	B
Total capital used Ordinary income before depreciation is less than 0%	C

(Interest Rate)

Article 19

Success judgment classification	Interest Rate (%)
A	4.25/year
B	3.20/year
C	0.4/year

(Violation Penalty)

Article 20

The Client agrees that in case where the Client falls under any of the categories mentioned in Article 18-2 (2) above or is found to have made a false statement in connection with any declaration to the Bank, any and all amounts which the client may then owe the Bank shall, upon the Bank’s demand, immediately become due and payable by acceleration and the client shall promptly pay the same to the Bank with the interests prescribed in Article 4 (６) of the Checking List regarding Use of Loan.

(Submission and Initiatives of Management)

Article 21

(1)	If the Client is classified in category C mentioned in Article 18-2 for 2 year, it shall submit a management improvement plan that describes the current issues, solutions to the issues, the expected time to resolve the issues, etc. to the bank, and work on management improvement according to the plan.

(2)	If the Client is classified in category C mentioned in Article 18-2 for 3 years, except the requirements prescribed in Article 21 (1), income and expenditure plan, cash flow schedule, fund procurement plan, capital investment plan, profitable plan shall be submitted either.